Exhibit 99.1

JPMorganChase

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070|
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Elects David M. Cote To Board Of Directors

New York, July 17, 2007 - JPMorgan Chase & Co. (NYSE: JPM) today announced that it elected David M. Cote to its Board of Directors. Mr. Cote is Chairman and Chief Executive Officer of Honeywell International Inc. He will serve on two board committees at JPMorgan Chase: Risk and Public Responsibility.

Jamie Dimon, Chairman and CEO of JPMorgan Chase, said, 'I am very pleased that David Cote is joining our Board of Directors. He is an accomplished leader with outstanding experience, and our firm will benefit greatly from his counsel and knowledge. I look forward to working with David as we continue to build our great company.

Mr. Cote, 54, joined Honeywell as President and Chief Executive Officer in February 2002. He was named Chairman of the Board of Honeywell in July 2002. Prior to joining Honeywell, he was Chairman, President and CEO of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. Prior to joining TRW in 1999 as President and Chief Operating Officer, Mr. Cote was Senior Vice President of General Electric Company and President and CEO of GE Appliances from 1996 to 1999.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.4 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.

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